EXHIBIT 99.1

Rush Enterprises, Inc. Reports Fourth Quarter and Year End 2008 Results

 * Absorption rate increases to 106%
 * Company remains consistently profitable in down market
 * Balance sheet remains strong
 * Truck market expected to remain weak throughout 2009
 * $18 million of shares repurchased

SAN ANTONIO, Feb. 10, 2009 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the fourth quarter and year ended December 31, 2008.

For the year ended December 31, 2008, the Company's gross revenues totaled $1.7 billion, an 18.5% decrease compared to gross revenues of $2.0 billion reported in 2007. Net income was $28.9 million or $0.75 per diluted share, a 43.9% decrease over net income of $51.5 million or $1.33 per diluted share in 2007.

In the fourth quarter, the Company's gross revenues totaled $382.7 million, a 16.5% decrease from gross revenues of $458.5 million reported for the quarter ended December 31, 2007. Net income was $5.1 million, or $0.14 per diluted share, during the fourth quarter of 2008, compared to $12.3 million, or $0.32 per diluted share, in the fourth quarter of 2007.

The Company's truck segment recorded revenues of $1.6 billion in 2008, compared to $1.9 billion in 2007. Overall, the Company sold 12,523 new and used trucks in 2008, a 25.5% decrease compared to 16,813 new and used trucks in 2007. The Company delivered 5,516 new heavy-duty trucks, 3,773 new medium-duty trucks and 3,234 used trucks during 2008, compared to 7,230 new heavy-duty trucks, 5,482 new medium-duty trucks and 4,101 used trucks during 2007. Parts, service and body shop sales decreased to $445.8 million in 2008 from $448.0 million in 2007.

The Company's truck segment recorded revenues of $356.5 million in the fourth quarter of 2008, compared to $427.5 million in the fourth quarter of 2007. The Company delivered 1,235 new heavy-duty trucks, 903 new medium-duty trucks and 603 used trucks during the fourth quarter of 2008, compared to 1,511 new heavy-duty trucks, 1,199 new medium-duty trucks and 1,008 used trucks during the fourth quarter of 2007. Parts, service and body shop sales decreased to $108.1 million in the fourth quarter of 2008 from $110.6 million in the fourth quarter of 2007.

The Company's construction equipment segment recorded revenues of $83.8 million in 2008, compared to $97.1 million in 2007. The construction equipment segment recorded revenues of $19.8 million in the fourth quarter of 2008, a 17.6% decrease compared to $24.1 million in the fourth quarter of 2007.

"Although our financial performance was below our expectations in the fourth quarter, I am very proud of our people, who continue to demonstrate their ability to maintain high levels of customer service despite extremely challenging market conditions," said W. M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc. "We were able to increase our absorption rate to 106% in 2008, up one percent over 2007. Significant reductions in our expense structure combined with consistent, disciplined expense management throughout the year enabled us to operate profitably in a bleak truck sales environment. The majority of the decline in fourth quarter gross profit compared to 2007 was the result of decreased truck sales and margins."

"Currently, industry analysts forecast 2009 U.S. retail sales of Class 8 trucks to be 132,000 units, down 6% over 2008. However, we expect that 2009 sales of Class 8 units could be as low as 110,000 to 120,000 units. We also believe U.S. retail sales of medium-duty trucks could be off as much as 15% compared to 2008. We expect the first quarter of 2009 to be the weakest quarter since the truck market downturn began in 2007," Rusty Rush continued.

"Demand for new Class 8 trucks should begin to increase due to the age of vehicles in operation and impending 2010 diesel emissions regulations. However, in addition to poor general economic conditions and decreasing freight demand, the tightening of credit for Class 8 used truck buyers has dramatically reduced used truck sales since October. This lowers overall used truck values. Lower trade-in values increase the total price of a new truck deal, further limiting the number of transactions we see taking place. Until general economic conditions begin to improve and credit is made available to used truck purchasers on reasonable terms, we believe that Class 8 truck sales will continue to languish. Unfortunately, we are not in a position to predict when the economy will improve and lenders will begin to ease credit requirements, but we are hopeful that it will happen in the second half of 2009."

Rusty Rush continued, "We made significant changes to our business model in response to the 2001 to 2003 Class 8 truck downturn. Our business model proved itself successful in the 2007 and 2008 down markets and I believe it will prove to be effective in 2009. The lessons we learn during this downturn will make our people better operators and Rush Enterprises a stronger company. Historically, market downturns create growth opportunities, which we have used to expand our footprint."

"Our balance sheet remains strong. The Company currently has $146 million in cash and expects continued positive cash flow from operations. In 2008, we completed acquisitions in North Carolina and Texas and an $18 million stock repurchase. We currently have several construction projects underway to improve facilities and continue to implement our new business system. We are committed to preserving liquidity to operate the business while conservatively investing for future growth," explained Rusty Rush.

W. Marvin Rush, Chairman of Rush Enterprises, Inc., added: "I attribute much of our performance this year to our dedicated employees' long demonstrated ability to manage effectively in response to challenging market conditions. I remain confident in our strategy and our people's ability to execute going forward. Rush Enterprises remains a financially strong, profitable company. If we need to do so, we believe we are well positioned to withstand an extended market downturn. We also believe we will be well-positioned for economic recovery and future growth."

Stock Repurchase Program

As reported in the second quarter of 2008, the Company's Board of Directors approved a stock repurchase program authorizing the Company to repurchase, from time to time, up to an aggregate of $20,000,000 of its shares of Class A common stock, $.01 par value per share, and/or Class B common stock, $.01 par value per share. As of December 31, 2008, the Company has repurchased 1,639,843 shares of its Class B common stock at an average price of $10.92 per share.

Repurchases will continue to be made at times and in amounts as the Company deems appropriate and will be made through open market transactions, privately negotiated transactions and other lawful means. The manner, timing and amount of any repurchases will be determined by the Company based on an evaluation of market conditions, stock price and other factors, including those related to the ownership requirements of its dealership agreements with Peterbilt. The stock repurchase program has no expiration date and may be suspended or discontinued at any time. While the stock repurchase program does not obligate the Company to acquire any particular amount or class of common stock, the Company anticipates that it will be repurchasing primarily shares of its Class B common stock.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year ended December 31, 2008, on Wednesday, February 11, 2009, at 11:00 a.m. Eastern Time/ 10:00 a.m. Central Time. Earnings will be reported on Tuesday, February 10, 2009 after the close of market. The call can be heard live by dialing 877-856-1955 (U.S.) or 719-325-4841 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available until April 15, 2009, at the above link and the audio replay will be available until February 18, 2009, by dialing 888-203-1112 (U.S.) or 719-457-0820 (International) and entering the replay pass code 8836034.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy- and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 50 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, New Mexico, North Carolina, Oklahoma, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as "one-stop centers" where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, the Company's prospects, the availability of credit, cash flow expectations, anticipated results for 2009, the impact of diesel emissions regulations, and the impact of general economic conditions, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

              RUSH ENTERPRISES, INC. AND SUBSIDIARIES
              ---------------------------------------
                    CONSOLIDATED BALANCE SHEETS
                    ---------------------------

        (In Thousands, Except Shares and Per Share Amounts)
                            (Unaudited)

                                                    December 31,
                                                  2008        2007
                                               ----------  ----------
 Assets
 ------
 Current assets:
   Cash and cash equivalents                   $  146,411  $  187,009
   Investments                                      7,575          --
   Accounts receivable, net                        55,274      48,781
   Inventories                                    362,234     365,947
   Prepaid expenses and other                       3,369       1,699
   Deferred income taxes, net                       6,730       7,028
                                               ----------  ----------

     Total current assets                         581,593     610,464

 Property and equipment, net                      332,147     299,013

 Goodwill, net                                    141,904     120,582

 Other assets, net                                  1,146       1,532
                                               ----------  ----------

 Total assets                                  $1,056,790  $1,031,591
                                               ==========  ==========

 Liabilities and shareholders' equity
 ------------------------------------
 Current liabilities:
   Floor plan notes payable                    $  282,702  $  273,653
   Current maturities of long-term debt            37,665      33,593
   Current maturities of capital lease
    obligations                                     3,454       4,444
   Trade accounts payable                          31,530      40,452
   Accrued expenses                                49,125      60,517
                                               ----------  ----------
     Total current liabilities                    404,476     412,659

 Long-term debt, net of current maturities        172,011     165,352
 Capital lease obligations, net of current
  maturities                                       11,366      13,099
 Deferred income taxes, net                        52,896      40,904

 Shareholders' equity:
   Preferred stock, par value $.01 per share;
    1,000,000 shares authorized; 0 shares
    outstanding in 2008 and 2007                       --          --
   Common stock, par value $.01 per share;
    60,000,000 class A shares and 20,000,000
    class B shares authorized; 26,327,734
    class A shares and 12,324,987 class B
    shares issued and 26,255,974 class A
    shares and 10,685,144 class B shares
    outstanding in 2008; 26,070,595 class A
    shares and 12,265,437 class B shares
    issued and outstanding in 2007                    386         383
   Additional paid-in capital                     183,818     178,274
   Treasury stock, at cost: 1,639,843 shares      (17,948)         --
   Retained earnings                              249,785     220,920
                                               ----------  ----------

     Total shareholders' equity                   416,041     399,577
                                               ----------  ----------

 Total liabilities and shareholders' equity    $1,056,790  $1,031,591
                                               ==========  ==========

              RUSH ENTERPRISES, INC. AND SUBSIDIARIES
              ---------------------------------------
               CONSOLIDATED STATEMENTS OF OPERATIONS
               -------------------------------------

              (In Thousands, Except Per Share Amounts)
                            (Unaudited)

                          Three months ended          Year ended
                             December 31,            December 31,
                        ----------------------  ----------------------
                           2008        2007        2008        2007
                        ----------  ----------  ----------  ----------

 Revenues:
   New and used truck
    sales               $  233,008  $  301,705  $1,041,189  $1,393,253
   Parts and service       116,265     119,123     478,439     480,611
   Construction
    equipment sales         14,597      18,097      62,168      74,986
   Lease and rental         14,208      13,324      54,813      52,103
   Finance and insurance     2,771       4,429      12,291      21,663
   Other                     1,835       1,841       6,056       8,163
                        ----------  ----------  ----------  ----------

     Total revenue         382,684     458,519   1,654,956   2,030,779

 Cost of products sold:
   New and used truck
    sales                  219,139     277,764     973,404   1,283,993
   Parts and service        70,489      72,435     281,902     283,912
   Construction
    equipment sales         13,089      15,857      56,095      66,737
   Lease and rental         12,232      11,357      46,843      44,069
                        ----------  ----------  ----------  ----------

     Total cost of
      products sold        314,949     377,413   1,358,244   1,678,711
                        ----------  ----------  ----------  ----------

 Gross profit               67,735      81,106     296,712     352,068

 Selling, general and
  administrative            53,729      55,894     228,057     240,661

 Depreciation and
  amortization               4,037       3,889      15,878      14,935
                        ----------  ----------  ----------  ----------

 Operating income            9,969      21,323      52,777      96,472

 Interest expense, net       2,297       2,404       7,830      14,909

 Gain (loss) on sale
  of assets                     61          (8)        140         239
                        ----------  ----------  ----------  ----------

 Income before taxes         7,733      18,911      45,087      81,802

 Provision for income
  taxes                      2,610       6,619      16,222      30,310
                        ----------  ----------  ----------  ----------

 Net income             $    5,123  $   12,292  $   28,865  $   51,492
                        ==========  ==========  ==========  ==========

 Earnings per share:
   Earnings per common
    share - Basic       $     0.14  $     0.32  $     0.76  $     1.35
                        ==========  ==========  ==========  ==========
   Earnings per common
    share - Diluted     $     0.14  $     0.32  $     0.75  $     1.33
                        ==========  ==========  ==========  ==========

 Weighted average
  shares outstanding:
   Basic                    37,114      38,273      38,089      38,059
                        ==========  ==========  ==========  ==========
   Diluted                  37,399      38,960      38,587      38,746
                        ==========  ==========  ==========  ==========

CONTACT:  Rush Enterprises Inc., San Antonio
          Steven L. Keller
          (830) 626-5226